UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12

WOLVERINE TUBE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

April 18, 2005

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Wolverine Tube, Inc. on Thursday, May 19, 2005 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021. We hope that many of Wolverine’s stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

     The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend in person, you are requested to indicate your vote, and sign, date, and promptly return the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Wolverine. The Board of Directors and the management team look forward to seeing you at the meeting.

Sincerely,

Dennis J. Horowitz
Chairman and
Chief Executive Officer

PROXY STATEMENT
INFORMATION CONCERNING THE SOLICITATION AND VOTING
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
COMPOSITE PRICE CHART
TOTAL CUMULATIVE RETURNS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER BUSINESS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2005

To the Stockholders:

     Please take notice that the Annual Meeting of Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on Thursday, May 19, 2005 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021 for the following purposes:

1.	To elect two (2) Class III directors to each serve a three-year term.

2.	To ratify the appointment of KPMG, LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 2005 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors

Thomas B. Sabol
Secretary

Huntsville, Alabama
April 18, 2005

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed proxy in the postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have already sent in your proxy.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
WOLVERINE TUBE, INC.

     This Proxy Statement is furnished in connection with the solicitation by Wolverine Tube, Inc. of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2005, at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021, or at any adjournment thereof.

INFORMATION CONCERNING THE SOLICITATION AND VOTING

General

     Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number is (256) 353-1310. The date of this Proxy Statement is April 18, 2005, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2004, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

     This solicitation of proxies is made on behalf of the Board of Directors (the “Board”) and the associated cost will be borne by Wolverine. We have retained The Altman Group, Inc. (the “Solicitor”) to assist in the solicitation of proxies. We will pay approximately $5,500 in fees for the Solicitor’s services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

     In addition to solicitation by mail and by the Solicitor, we may use the services of our directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

Record Date, Voting and Revocability of Proxies

     We had outstanding on March 31, 2005 (the “Record Date”), 15,053,711 shares of Common Stock, par value $0.01 per share (the “Common Stock”), all of which are entitled to vote on all matters to be acted upon at the meeting. Our By-laws provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, we do not know of any other business to be considered at the Annual Meeting.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors, which is determined by a plurality, if a quorum is present and voting. An automated system administered by the transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with our Secretary a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The following table sets forth information as of March 31, 2005, with respect to the beneficial ownership of the outstanding Common Stock by (i) stockholders known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. The number of shares of Common Stock outstanding as of March 31, 2005 was 15,053,711.

	Common Stock Beneficially Owned(1)
Name and Address	Shares	Percent
FMR Corp. (2)	2,130,900	14.2%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP (3)	1,619,600	10.8%
75 State Street
Boston, MA 02109

Dimensional Fund Advisors (4)	1,235,270	8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Merrill Lynch & Co. Inc. (5)	1,048,900	7.0%
Merrill Lynch Investment Managers
Master Value Opportunities Trust
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

Rutabaga Capital Management (6)	1,032,200	6.9%
64 Broad St 3rd Floor
Boston, MA 02109

AXA Financial, Inc. (7)	859,453	5.7%
1290 Avenue of the Americas
New York, NY 10104

Dennis J. Horowitz (8)	436,788	2.8%

James E. Deason (9)	120,084	*

Johann R. Manning, Jr. (10)	102,187	*

Keith I. Weil (11)	99,959	*

Massoud Neshan (12)	79,320	*

Jan K. Ver Hagen (13)	66,511	*

John L. Duncan (14)	52,111	*

Thomas P. Evans (15)	49,112	*

Gail O. Neuman (16)	48,111	*

Chris A. Davis (17)	48,111	*

W. Barnes Hauptfuhrer (18)	48,111	*

Thomas B. Sabol (19)	1,551	*

All directors and executive officers as a group (15 persons)	1,212,851	7.5%

*	Represents less than 1%

     (1) “Beneficially Owned” means, directly or indirectly, the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

     (2) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on July 12, 2004.

     (3) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on January 10, 2005.

     (4) As set forth on Amendment No. 5 of Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2005.

     (5) As set forth on Amendment No. 4 of Schedule 13G, filed with the Securities and Exchange Commission on January 19, 2005.

     (6) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on January 18, 2005.

     (7) As set forth on Amendment No. 5 of Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2005.

     (8) Includes 331,870 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (9) Includes 105,476 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005 and 3,000 shares held in estate.

     (10) Includes 78,729 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (11) Includes 85,211 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (12) Includes 65,979 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (13) Includes 54,511 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005. All of Mr. Ver Hagen’s outstanding shares of Common Stock are held in a revocable trust for which he serves as trustee.

     (14) Includes 47,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005 and 2,000 shares held by Mr. Duncan’s spouse.

     (15) Includes 49,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (16) Includes 48,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (17) Includes 48,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (18) Includes 48,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2005.

     (19) Includes 51 shares of Common stock held in Wolverine’s 401(k) plan, 8 shares of which are not vested.

PROPOSAL ONE — ELECTION OF DIRECTORS

     The Board has nominated Ms. Neuman and Mr. Hauptfuhrer to be elected as Class III directors, each for a three-year term expiring in 2008. If elected, each nominee will hold office until his or her term expires and until his or her successor is elected and qualified. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as the Board may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING “FOR” THE REELECTION OF THE TWO NOMINEES LISTED BELOW.

Information Regarding Nominees

     Our Restated Certificate of Incorporation provides for a Board comprised of between six and fifteen directors divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. As a result, approximately one-third of the Board is elected each year. Directors hold office until their terms expire and their successors have been elected and qualified.

     Currently, the Board has seven directors: the Class I directors are Ms. Davis and Messrs. Hauptfuhrer and Horowitz; the Class II directors are Messrs. Duncan and Ver Hagen; and the Class III directors are Ms. Neuman and Mr. Evans. Mr. Evans, a current Class III director whose term expires at the Annual Meeting, has declined to stand for reelection, leaving one director, Ms. Neuman, in that class. In order to equalize the number of directors in each class, the Board, upon the recommendation of the Corporate Nominating and Governance Committee, has nominated Mr. Hauptfuhrer, who is currently a Class I director with a term expiring in 2006, for election as a Class III director. Mr. Hauptfuhrer has submitted a conditional resignation from his position as a Class I director that will become effective only upon his election as a Class III director, at which time the number of directors on the Board will be reduced to six, with two directors in each class. If elected as a Class III director at the Annual Meeting, Mr. Hauptfuhrer will serve until his new term expires in 2008 and his successor is elected and qualified. In the event that Mr. Hauptfuhrer is not elected as a Class III director at the Annual Meeting, he will continue to serve as a Class I director until his existing term expires in 2006 and his successor is elected and qualified.

     The Corporate Nominating and Governance Committee of the Board has engaged a search firm to identify, and is in the process of considering candidates for service as directors of Wolverine. In the event a candidate or candidates are approved by the Corporate Nominating and Governance Committee and the Board, the Board intends to increase the number of directors and appoint such person or persons to serve until the next annual meeting of stockholders of Wolverine.

Nominees for Election as Class III Directors Whose Terms Will Expire in 2008:

Name	Age	Principal Occupation During the Past Five Years
W. Barnes Hauptfuhrer	50	Mr. Hauptfuhrer has been a director of Wolverine since May 1998. Mr. Hauptfuhrer is a self-employed private investor since his retirement from Wachovia Corporation in May 2004. Mr. Hauptfuhrer previously served as Co-Head of the Corporate & Investment Banking Division of Wachovia Corporation (formerly, First Union Corporation (“First Union”), a financial services corporation, since September 2001 and has served as Senior Executive Vice President of Wachovia Corporation since February 2002. Prior to the merger of Wachovia and First Union, Mr. Hauptfuhrer served as Co-Head of the Corporate & Investment Banking Division of First Union from January 2000 to September 2001, Co-Head of Investment Banking from January 1999 to December 1999, and a Managing Partner of First Union Capital Partners, a private equity investment group within First Union from April 1988 to December 1998. Mr. Hauptfuhrer also serves as a director of National Gypsum Company.

Name	Age	Principal Occupation During the Past Five Years
Gail O. Neuman	58	Ms. Neuman has been a director of Wolverine since November 1997. In 2000, Ms. Neuman retired as the Vice President-Human Resources and General Counsel of Nissan Motor Manufacturing Corporation U.S.A. (“Nissan”), a vehicle manufacturer. She had been employed with Nissan since 1981.

Incumbent Directors Whose Terms Will Expire in 2006:

Name	Age	Principal Occupation During the Past Five Years
Chris A. Davis	54	Ms. Davis has been a director of Wolverine since October 1997. Since April 2002, Ms. Davis has served as the Chairman of the Board and Chief Executive Officer of McLeodUSA Incorporated (“McLeodUSA”). Ms. Davis also serves as a director and a member of the executive committee of McLeodUSA. McLeodUSA is a provider of telecommunications and related services. In August 2001, Ms. Davis joined McLeodUSA as Chief Operating and Financial Officer to affect a turnaround. On January 31, 2002, McLeodUSA filed for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware. McLeodUSA’s plan of reorganization was approved and McLeodUSA emerged from Chapter 11 on April 16, 2002. Prior to joining McLeodUSA, Ms. Davis served as the Executive Vice President, Chief Financial and Administrative Officer of ONI Systems Corporation (“ONI”) from May 2000 through July 2001. Prior to ONI, Ms. Davis served as the Executive Vice President, Chief Financial and Administrative Officer and member of the Board of Directors of Gulfstream Aerospace Corporation (“Gulfstream”) from July 1993 to July of 1999, and as a Vice President of General Dynamics Corporation after its acquisition of Gulfstream in July 1999. Ms. Davis is a Special Limited Partner of Forstmann Little & Co. and also serves as a director of Cytec Industries, Inc. and Rockwell Collins, Inc.

Dennis J. Horowitz	58	Mr. Horowitz has been Chief Executive Officer and a director of Wolverine since March 1998, and in January 2001 he also became Chairman of the Board of Directors. From March 1998 until February 2005, he also held the title of President. Prior to joining Wolverine, Mr. Horowitz served as Corporate Vice President and President of the Americas of AMP Incorporated, a high technology electric connector and interconnection systems company, since September 1994. Mr. Horowitz also serves as a director of Technitrol, Inc. and Superconductor Technologies, Inc.

Incumbent Directors Whose Terms Will Expire in 2007

Name	Age	Principal Occupation During The Past Five Years
John L. Duncan	71	Mr. Duncan has been a director of Wolverine since December 1993. In October 2002, Mr. Duncan stepped down as President and Chief Executive Officer of Martin Industries, Inc. (“Martin”), a position he held since June 2000. Mr. Duncan also served as director of Martin from May 1999 through October 2002. During this time Martin manufactured and sold pre-engineered fireplaces, gas heaters, gas logs and related equipment. On December 27, 2002, Martin filed for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Northern District of Alabama. Mr. Duncan retired as President and Chief Executive Officer of Murray Ohio Manufacturing Co., a position he held from 1987 to 1994.

Jan K. Ver Hagen	67	Mr. Ver Hagen has been a director of Wolverine since January 1996 and served as the non-executive Chairman of the Board from May 1998 until December 2000. In 2001, Mr. Ver Hagen retired as Senior Vice President reporting to the President of Emerson Electric Co. (“Emerson”), a manufacturer and marketer of electronic and electrical products, a position he held since 1999. Prior to rejoining Emerson, Mr. Ver Hagen was employed by United Dominion Industries, Limited as Vice Chairman in 1998 and as President and Chief Operating Officer from 1994 to 1998. Mr. Ver Hagen also serves as a director of Flow International Corporation and trustee of The Wisconsin Alumni Research Foundation.

Board Meetings and Committees

     During 2004, the Board held six meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which such director was a member during the last year.

     Messrs. Hauptfuhrer, Horowitz and Ver Hagen currently serve as members of the Executive Committee. The purpose of the Executive Committee is to act in the place and stead of the Board, to the extent permitted by law and our By-laws and within certain limits set by the Board, on matters that require Board action between meetings of the Board. The Executive Committee held three meetings during 2004.

     Ms. Neuman and Messrs. Duncan and Hauptfuhrer currently serve as members of the Compensation Committee. The responsibilities of the Compensation Committee are described under “Compensation Committee Report on Executive Compensation.” The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee held three meetings during 2004 and acted by written consent in lieu of a meeting once.

     Members of the Executive and Compensation Committees also conducted a number of telephone conferences during 2004, for which the members were not compensated, for the purpose of updating the members on various issues during the year.

     Ms. Davis and Messrs. Evans and Ver Hagen currently serve as members of the Audit Committee. The Audit Committee of the Board is responsible for providing independent, objective oversight of Wolverine’s accounting functions and internal controls and procedures. The Board has determined that all of the members of the Audit Committee are independent and financially literate within the meaning of Securities and Exchange Commission (“SEC”) regulations and the listing standards of the New York Stock Exchange. The Board has also determined that Ms. Davis and Mr. Evans are each qualified as an audit committee financial expert within the meaning of SEC regulations and that both Ms. Davis and Mr. Evans have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee held five meetings during 2004. The Audit Committee also conducted a number of telephone conferences during 2004, for which members were not compensated, for the purpose of updating the members on the status of the Company’s preparation for reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

     Ms. Neuman and Mr. Duncan currently serve as members of the Corporate Nominating and Governance Committee. The Corporate Nominating and Governance Committee is responsible for developing policies and practices relating to corporate governance and fostering a climate of respect, trust and candor. In addition, the Corporate Nominating and Governance Committee identifies candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also ensures the performance of the Board’s and each committee’s self-evaluation. The Board has determined that all of the members of the Corporate Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Nominating and Governance Committee held three meetings in 2004.

     The charters of the Compensation Committee, Audit Committee and Corporate Nominating and Governance Committee, as well as our corporate governance guidelines and our code of business conduct and ethics that applies to our directors, officers and employees (including our chief executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions), are available on our website (www.wlv.com) or in print upon written request at no charge.

     A Special Pricing Committee, consisting of Ms. Davis and Messrs. Evans, Hauptfuhrer and Horowitz was formed in May 2004 and met one time for the purpose of approving the pricing and other terms relating to the private placement of our Common Stock which was completed in June 2004.

Independence

     The Board has affirmatively determined that all of the directors, including the directors nominated for reelection, are independent of Wolverine and its management under the listing standards of the New York Stock Exchange, with the exception of Mr. Horowitz. Mr. Horowitz is considered a non-independent director because of his employment as an executive of Wolverine. Mr. Hauptfuhrer is a former officer of Wachovia Corporation, with which we have a business relationship described in “Certain Relationships and Related Transactions” below. The Board reviewed the relationship between Wolverine and Wachovia Corporation considering all relevant facts and circumstances and determined that the relationship was not material because the relationship is in the ordinary course and at arm’s length and the fees paid by Wolverine are immaterial to both Wolverine and Wachovia Corporation, and, therefore, affirmatively determined that Mr. Hauptfuhrer is independent.

Executive Sessions and Presiding Director

     It is the policy of the Board to hold an executive session of the non-management directors without management participation at each Board meeting. Mr. Duncan has been appointed by the non-management directors to preside over the executive sessions. Information on how to communicate with the presiding director or non-management directors is provided under Communications to the Board of Directors, the Committees and Non-Management Directors below.

Communications to the Board of Directors, the Committees and the Non-Management Directors

     Stockholders and other parties interested in communicating directly to the Board, any committee, the presiding director or the non-management directors may do so by writing to the address listed below. All communications will be forwarded directly to the addressee.

Wolverine Tube, Inc.
[Addressee*]
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801

     *The “Addressee” description will allow Wolverine to direct the communication to the intended recipient.

Board Attendance at Annual Stockholder’s Meeting

     We have a policy that directors are expected to attend our annual meeting of the stockholders. Our By-laws require the Board to hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the Board meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of the stockholders. All of our directors attended our 2004 annual meeting of stockholders.

The Director Nomination Process

     The Board has adopted the following Board Policy Regarding Director Nominations (the “Nominations Policy”). The Nominations Policy describes the process by which candidates for possible inclusion in the slate of director nominees are selected. The Nominations Policy is administered by the Corporate Nominating and Governance Committee.

     Criteria for Board Members. Each director nominee must possess at least the following qualifications:

•	High ethical standards and integrity.

•	A willingness to be accountable for Board decisions.

•	Ability to meet a director’s duty of care and loyalty to stockholders.

•	Ability to provide wise, informed and thoughtful counsel to top management.

•	A history of achievement that reflects superior standards.

•	Loyalty and commitment to the success of Wolverine.

•	Ability to take tough positions while at the same time working as a team player.

•	A background that provides a portfolio of experience and knowledge commensurate with our needs.

     Director nominees must also be selected to ensure that the members of the Board, as a group, and its committees maintain the requisite qualifications of SEC regulations and the listing standards of the New York Stock Exchange.

     Internal Process for Identifying Candidates. The Corporate Nominating and Governance Committee has two primary methods for identifying director nominees (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the Board, our senior level executives and individuals personally known to the members of the Board. Second, the committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

     Proposals for Director Nominees by Stockholders. In accordance with the Nominations Policy, the Corporate Nominating and Governance Committee will accept proposals from Qualified Stockholders regarding potential candidates for director nominees. The Corporate Nominating and Governance Committee will evaluate a candidate proposed by a Qualified Stockholder if such proposal satisfies the notice, information and consent provisions of the Nominations Policy. A “Qualified Stockholder” is a single stockholder or a group of stockholders that has beneficially owned more than 5% of our Common Stock for at least one year and that will hold the required number of shares through the date of the annual meeting of stockholders.

     In order to be considered by the Corporate Nominating and Governance Committee for an upcoming annual meeting of stockholders, the Corporate Nominating and Governance Committee must receive the proposal regarding the potential candidate not less than 120 calendar days before the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. We provide this information in our proxy statement relating to the previous year’s annual meeting under “Stockholder Proposals To Be Presented at the Next Annual Meeting.” If we change our annual meeting date by more than 30 days from year to year, the notice must be received by the Corporate Nominating and Governance Committee no later than the close of business on the tenth day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. The procedures described in this paragraph are meant to establish an additional means by which certain stockholders can have access to our process for identifying and evaluating candidates, and is not meant to replace or limit a stockholder’s general nomination rights in any way.

     Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Corporate Nominating and Governance Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under the listing standards of the New York Stock Exchange.

     If a stockholder, other than a Qualified Stockholder, submits a proposal regarding a potential candidate for a director nominee by the deadline described above for the Qualified Stockholders and the candidate meets the minimum criteria, the Corporate Nominating and Governance Committee will review the proposal and determine whether the proposal should be accepted and whether the candidate should be evaluated in accordance with the procedures set forth below.

     Evaluation of Candidates. The Corporate Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the Corporate Nominating and Governance Committee’s initial evaluation, a candidate meets the criteria for Board membership, the Chair of the Corporate Nominating and Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other members of the Corporate Nominating and Governance Committee, the Chairman of the Board and the Chief Executive Officer. Later reviews will be conducted by other members of the Corporate Nominating and Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Nominating and Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration. The candidates recommended for the Board’s consideration will be those individuals that will create a Board that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

     If the Corporate Nominating and Governance Committee receives a proposal regarding a potential candidate from a Qualified Stockholder and ultimately determines that such individual is not a suitable nominee, the Corporate Nominating and Governance Committee, upon receipt of the necessary consents, will disclose the basis for its determination in the proxy statement relating to such annual meeting of stockholders.

     General Nomination Right of All Stockholders. In accordance with our By-laws, any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder (a) is a stockholder of record entitled to vote for the election of directors at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-Laws, to our Secretary. In order to be timely, notice of the nomination must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

Board Compensation

     Our 2001 Stock Option Plan for Outside Directors (the “Director Plan”) provides for non-qualified stock option grants to non-employee directors. Under the Director Plan, each non-employee director initially receives a non-qualified option to purchase 5,000 shares of Common Stock upon first becoming a director, and is granted a non-qualified option to purchase 1,000 shares of Common Stock automatically on each anniversary of such director’s election to the Board.

     The Director Plan is administered by the Administration Committee, which is composed of the members of the Board who are not outside directors. The Administration Committee also has the authority to grant options in lieu of any retainers or other compensation for directors, in addition to the initial and annual options grants discussed above.

     Options granted under the Director Plan have an exercise price on the date of grant equal to the fair market value of the Common Stock (as defined in the Director Plan). Options granted upon initial election to the Board of Directors vest at the rate of 33 1/3% per year, and options granted upon the anniversary dates of such election or in lieu of cash retainers (if any) vest immediately. Director Plan options have a term of ten years unless terminated sooner due to cessation of director status or otherwise pursuant to the Director Plan. No option granted under the Director Plan is transferable or assignable by the outside director other than by the laws of descent and distribution or to certain of the director’s immediate family members or family entities. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. The Plan will expire in 2011.

     In 2004, the non-employee directors received a $30,000 cash retainer paid in semiannual installments. Also, in 2004, each non-employee director received $1,500 for each Board or committee meeting attended and an additional $1,500 for each such meeting chaired, and Mr. Duncan received an additional $1,500 per Board meeting attended for serving as presiding director. Employee directors do not receive additional compensation for serving on the Board.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued on behalf of our Chief Executive Officer during 2004 and the four most highly compensated executive officers other than the Chief Executive Officer serving at December 31, 2004 (collectively, the “Named Executive Officers”) for services rendered in the years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation				Long-Term Incentive Awards
						Restricted	Common Stock
Name and					Other Annual	Stock	Underlying		All Other
Principal Position	Year	Salary	Bonus		Compensation	Awards(a)	Options (Shares)		Compensation(b)
Dennis J. Horowitz
Chairman and Chief	2004	$595,000	$432,000		$—	$178,548	62,113		$165,023
Executive Officer and	2003	595,000	155,000		—	60,750	125,000		6,080
Director(c)	2002	550,876	240,000		–-	279,500	92,500	(d)	49,003

James E. Deason	2004	253,452	117,222		—	51,035	17,755		$66,829
Executive Vice	2003	247,271	34,618		—	19,444	28,807		3,870
President, Chief	2002	233,387	41,890		—	26,591	57,303	(d)	18,283
Financial Officer and
Secretary and Director

Keith I. Weil	2004	227,248	85,218		—	44,858	15,607		$25,162
Senior Vice President,	2003	227,248	—		—	17,824	26,407		2,235
International and	2002	214,793	41,857		—	24,381	32,007	(d)	8,551
Strategic Development(c)

Johann R. Manning, Jr.	2004	226,208	182,360	(e)	—	44,658	15,536		$20,671
President and Chief	2003	219,620	32,000		—	28,499	23,852		2,419
Operating Officer(c)	2002	198,633	46,617		—	20,425	26,249	(d)	6,681

Massoud Neshan	2004	205,967	38,619		—	39,040	13,580		$25,760
Senior Vice President,	2003	201,929	24,070		—	15,167	22,470		2,499
Technology	2002	190,223	29,265		––	20,743	14,472		450

     (a) Amount of restricted stock awards based on market value on date of grant. Fifty percent of the shares vest on each of the first and second anniversaries of the date of grant, except that (i) 2,500 shares of restricted stock granted to Mr. Manning on October 23, 2003, which are included in the Restricted Stock Awards column above, vested in equal parts on January 1, 2004 and 2005 and (ii) all 2004 restricted stock awards, which were granted on May 19, 2004, vest in equal parts on March 15, 2005 and 2006. In the event that any dividends are paid with respect to the common stock in the future, dividends also will be paid on the restricted stock. The number of shares of restricted stock awarded to Messrs. Horowitz, Deason, Weil, Manning and Neshan in the years reported was (i) 16,940, 4,842, 4,256, 4,237 and 3,704, respectively in 2004; (ii) 15,000, 4,801, 4,401, 6,475 and 3,745, respectively, in 2003; and (iii) 32,500, 3,092, 2,835, 2,375 and 2,412 respectively in 2002. The aggregate number of shares of restricted stock held by each of the Named Executive Officers as of December 31, 2004, and the value of those shares as of that date, were as follows: Mr. Horowitz 24,440 ($315,520); Mr. Deason 7,243 ($93,507); Mr. Weil 6,457 ($83,360); Mr. Manning 7,475 ($96,502); and Mr. Neshan 5,577 ($71,999).

     (b) The 2004 amounts include (i) 401(k) matching contributions made by Wolverine for Messrs. Horowitz, Deason, Weil, Manning and Neshan of $3,704, $2,576, $3,027, $3,668, and $3,103, respectively; and (ii) group life insurance premiums paid by Wolverine on behalf of Messrs. Horowitz, Deason, Weil, Manning and Neshan of $1,290, $1,290, $450, $300, and $690, respectively. In 2002, Wolverine suspended paying premiums on split-dollar life insurance policies to review compliance with certain restrictions under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In 2004, Wolverine established a program that bonuses the premiums (and any gross-up to compensate for tax liability) to the Named Executive Officer in order to keep whole the Executive for this benefit. Consequently, the 2004 amounts reported in the All Other Compensation column include the following: (A) the value of the continuing coverage of these policies attributable for federal income tax purposes to Messrs. Horowitz, Deason, Weil, Manning and Neshan of $7,679, $2,777, $960, and $711, respectively; and (B) premiums and tax gross-ups relating to these premium payments paid by Wolverine with respect to these on behalf of Messrs. Horowitz, Deason, Weil, Manning and Neshan of $152,350, $60,186, $20,726, $16,005 and $21,255, respectively.

     (c) Reflects positions as of February 2005.

     (d) Includes replacement options granted to Messrs. Horowitz, Deason, Weil and Manning to purchase 92,500, 38,750, 15,000 and 12,000 shares of common stock, respectively, on April 11, 2002 in exchange for stock options cancelled on October 2, 2001 pursuant to a voluntary option exchange offer.

     (e) Mr. Manning’s 2004 bonus includes $17,000 representing the cash settlement of a special restricted share unit award in 2003 and paid in 2004 related to his increased operational duties with respect to Wolverine’s Montreal facility and reflects an increased bonus payout compared relatively to other executives due to the results of the Study defined and described in the Compensation Committee Report on Executive Compensation below, for his job duties and responsibilities.

Option Grants in Last Fiscal Year

     The following table contains information concerning the stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2004.

	Individual Grants				Potential Realizable Value at Assume Rates of Stock Price Appreciation for Option Term(b)
	Number of	Percent of
	Shares of	Total
	Common	Options			5%		10%
	Stock	Granted	Exercise
	Underlying	to	Price		Price		Price
	Options	Employees	Per	Expiration	Per	Aggregate	Per	Aggregate
Name	Granted(a)	in 2004	Share	Date	Share	Value	Share	Value

Dennis J. Horowitz	62,113	25.33%	$10.54	05/19/2014	$17.17	$411,719	$27.34	$1,043,377
James E. Deason	17,755	7.25%	10.54	05/19/2014	17.17	117,690	27.34	298,249
Keith I. Weil	15,607	6.36%	10.54	05/19/2014	17.17	103,452	27.34	262,167
Johann R. Manning	15,536	6.33%	10.54	05/19/2014	17.17	102,981	27.34	260,974
Massoud Neshan	13,580	5.54%	10.54	05/19/2014	17.17	90,016	27.34	228,117

(a)	Options vest in three equal annual installments beginning on May 19, 2005.

(b)	The assumed annual rates of appreciation of five and ten percent would result in the price of the Common Stock increasing from $10.54 to $17.17 and $27.34 per share, respectively.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

     The following table sets forth information with respect to stock options exercised by the Named Executive Officers during 2004 and the value of unexercised options to purchase Common Stock granted in all years to any of the Named Executive Officers and held by them as of December 31, 2004.

			Number of Shares
			of Common Stock		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		December 31, 2004		December 31, 2004(a)
	Acquired on	Value
Name	Exercise	Realized	Vested	Unvested	Vested	Unvested
Dennis J. Horowitz	41,667	$361,912	269,500	145,446	$491,595	$885,538
James E. Deason	1,500	4,545	92,822	43,143	316,110	238,880
Keith I. Weil	—	—	81,841	38,880	216,155	217,393
Johann R. Manning, Jr.	—	—	60,850	36,187	181,287	198,176
Massoud Neshan	7,000	44,058	49,138	33,384	63,094	185,699

(a) The fair market value at December 31, 2004 was $12.91 per share of Common Stock, which was the sales price in the last transaction in the Common Stock on the New York Stock Exchange as of that date.

Equity Compensation Plan Information

     The following table provides information relating to shares of Common Stock that may be issued under our two equity compensation plans in effect as of December 31, 2004, our 2001 Stock Option Plan for Outside Directors and 2003 Equity Incentive Plan. Although our 1993 Stock Option Plan for Outside Directors and our 1993 Equity Incentive Plan have expired and are no longer available for new awards, 161,184 shares and 1,308,976 shares, respectively, of our Common Stock were subject to outstanding awards under these plans as of December 31, 2004.

	(a)	(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities To Be		Future Issuance under Equity
	Issued upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a)
Equity Compensation Plans Approved by Security Holders	1,830,360	$9.70	695,360	(1)
Equity Compensation Plans Not Approved by Security Holders.	—	—	—

Total	1,830,360	$9.70	695,360

     (1) Comprised of 116,118 shares of Common Stock available for issuance under the 2001 Stock Option Plan for Outside Directors, and 563,426 shares of Common Stock available for issuance under the 2003 Equity Incentive Plan, which may be issued in the form of or upon exercise of stock options, restricted stock or other stock awards.

Plans and Arrangements

     Retirement Plans. Most of our U.S. employees, including our executive officers, are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the “Retirement Plan”). This funded noncontributory defined benefit pension plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months of employment, times (ii) years of service to Wolverine, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit. There is a minimum benefit of 1.25% of average monthly base compensation multiplied by years of service with Wolverine; however, no executive is expected to receive a benefit under this formula.

     We also have a Supplemental Benefit Restoration Plan (the “Restoration Plan”) that covers most of our U.S. employees. This is a non-qualified defined benefit pension plan that provides benefits to employees whose compensation exceeds the amount recognized under the Retirement Plan. The benefits provided under the Restoration Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits is currently capped at $205,000 pursuant to certain Internal Revenue Code of 1986, as amended (the “Code”) limits. Benefits under the Restoration Plan are not subject to this limitation. However, Restoration Plan benefits are offset by any benefits payable from the Retirement Plan.

     The following table shows the estimated annual benefits payable upon normal retirement at age 65 in 2005 under the Retirement Plan and Restoration Plan for persons in specified remuneration and years of service classifications.

Pension Plan Table
Retirement Plan and Restoration Plan

	Age 65 Annual Retirement Benefits in 2005 for Various Service Periods
Final Average
Salary	5	10	15	20	25	30	35
150,000	10,179	20,357	30,536	40,715	50,893	61,072	72,322
175,000	12,054	24,107	36,161	48,215	60,268	72,322	85,447
200,000	13,929	27,857	41,786	55,715	69,643	83,572	98,572
225,000	15,804	31,607	47,411	63,215	79,018	94,822	111,697
250,000	17,679	35,357	53,036	70,715	88,393	106,072	124,822
275,000	19,554	39,107	58,661	78,215	97,768	117,322	137,947
300,000	21,429	42,857	64,286	85,715	107,143	128,572	151,072
325,000	23,304	46,607	69,911	93,215	116,518	139,822	164,197
350,000	25,179	50,357	75,536	100,715	125,893	151,072	177,322
375,000	27,054	54,107	81,161	108,215	135,268	162,322	190,447
400,000	28,929	57,857	86,786	115,715	144,643	173,572	203,572
500,000	36,429	72,857	109,286	145,715	182,143	218,572	256,072
600,000	43,929	87,857	131,786	175,715	219,643	263,572	308,572
700,000	51,429	102,857	154,286	205,715	257,143	308,572	361,072
800,000	58,929	117,857	176,786	235,715	294,643	353,572	413,572
900,000	66,429	132,857	199,286	265,715	332,143	398,572	466,072
1,000,000	73,929	147,857	221,786	295,715	369,643	443,572	518,572

     The benefits described in the table above are calculated on a straight life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

     The compensation of participants included in the Final Average Salary column above consists of base pay, overtime, commissions and non-incentive bonus payments (which is the amount in the Salary column of the Summary Compensation Table) plus year-end bonuses or incentive compensation not in excess of one-half of base pay received in the current year. Mr. Horowitz, Mr. Deason, Mr. Weil, Mr. Manning and Mr. Neshan had compensation of $892,500, $430,674, $312,466, $339,312 and $244,586, respectively, for purposes of the above table, as of December 31, 2004.

     As of December 31, 2004, Mr. Horowitz had seven years of credited service in the Retirement Plan, Mr. Deason had ten years, Mr. Weil had six years, Mr. Manning had seven years and Mr. Neshan had five years.

     In 2002, the Compensation Committee approved the establishment of the Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the “Executive Plan”). The Executive Plan provides retirement benefits to executives who are employed at the level of senior vice president or above and who are approved for participation by the Compensation Committee upon the recommendation of the Chief Executive Officer. The Executive Plan provides a monthly benefit to a participant at the normal retirement age of 65 of fifty-five percent (55%) of his final average compensation reduced by benefits under the Retirement Plan, the Restoration Plan, and the age 65 Social Security benefit. In the case of Mr. Horowitz, the annual benefit payable is increased by $6,000 for each year of service. To be eligible for a benefit the participant must have attained age fifty-five when he terminates employment and complete twelve or more years of service, except that Mr. Deason and Mr. Horowitz are exempted from the service requirement. Final average compensation used to calculate the Executive Plan benefits is based upon compensation in the highest three calendar years of the last ten calendar years of employment. Such compensation is based upon compensation as defined under the Retirement Plan except (i) it is not subject to the limitation applicable under the Retirement Plan (i.e., $205,000 in 2004); (ii) the entire bonus is recognized and a bonus equal to 25% of base pay is assumed if the actual bonus is less; (iii) bonuses are recognized in the year earned rather than when paid; and (iv) base and bonus pay received after a change in control is recognized in the Plan Years to which it is attributable even if it is received in a lump sum.

     Benefits under the plan are payable in the forms permitted under the Retirement Plan and in the form of a lump sum payment. The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change in control, the benefit will be further reduced on an “actuarial equivalent” basis from age 55 to the participant’s age when benefits begin. Benefits become fully vested upon a change in control and are immediately payable in the event of a termination of employment following the change in control. In the case of Mr. Horowitz, in the event of a change of control, it will be assumed his age is his actual age plus the period following his termination of service for which he receives payments under the change of control agreement (as described below). Upon Mr. Horowitz’s retirement, he will be provided retiree medical insurance coverage under Wolverine’s group health plan at the active employee rate as a result of completing five years of service with Wolverine.

     In February 2003, we transferred $4,275,000 to a rabbi trust in order to have funds available to meet a portion of our vested benefit obligations to Messrs. Horowitz and Deason under the Restoration Plan and the Executive Plan. Mr. Deason retired on March 31, 2005, and previously elected to have his vested benefits under the Restoration Plan and the Executive Plan paid to him in a lump sum of $1,455,699 on or about March 31, 2005 and an additional $133,631 will be paid on or about October 1, 2005. We paid this amount from our general operating funds. There has been no additional funding of the rabbi trust. Consequently, the assets of the rabbi trust are now available to fund our obligations to Mr. Horowitz and other participants in the Restoration Plan or Executive Plan who may become vested. However, assets of the rabbi trust are subject to the claims of creditors of Wolverine in the event of Wolverine’s insolvency thereby avoiding any tax consequences to Mr. Horowitz until the assets are distributed.

     The estimated annual benefits payable at the normal retirement age of 65 for the Named Executive Officers under the Retirement Plan, Restoration Plan and Executive Plan is as follows: Mr. Horowitz $528,289; Mr. Weil $137,956; Mr. Manning $145,149 and Mr. Neshan $117,056.

     Severance Pay Plan. Our Severance Pay Plan (the “Severance Plan”) provides benefits to all eligible salaried employees who have at least one year of service and who are terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee’s current base salary plus one week’s pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits requires the execution of a general release in a form acceptable to Wolverine of all claims against Wolverine, except claims in accordance with the provisions of applicable benefit plans.

     Change in Control, Severance and Non-Competition Agreements and Other Arrangements. We have entered into Change in Control, Severance and Non-Competition Agreements (“Severance Agreements”) with each of the Named Executive Officers. The Severance Agreements generally provide that we will make certain payments to the Named Executive Officer if (i) his employment is terminated or he resigns in certain circumstances, (ii) during the term of employment and for a period of three years following termination of employment, the Named Executive

Officer will not disclose or improperly use confidential information relating to Wolverine, (iii) for a period of two years following termination of employment, the Named Executive Officer will not solicit business from Wolverine’s customers, and (iv) during the term of employment and for a specified period of years following termination of employment, the Named Executive Officer will not compete with Wolverine in the United States.

     The Severance Agreement with Mr. Horowitz provides that if he is terminated for cause or resigns, other than for certain enumerated reasons, he is entitled to receive only the severance benefits, if any, provided by our standard procedure and practice, and payment of his salary through the date of termination or resignation. If Mr. Horowitz is terminated without cause or resigns for one of the enumerated reasons, he is entitled to three years’ salary, plus payment for any unused vacation time for the year of termination or resignation (all payable either in a lump sum or in periodic payments over three years) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 36 months or the date on which he is covered under any other comparable plan. After such medical and disability insurance coverage is exhausted, we will provide Mr. Horowitz access to the medical and disability group insurance coverage available to our employees at his expense (based on the amount charged active employees) until he attains the age of sixty-five. Mr. Horowitz is also to be reimbursed the cost of maintaining life insurance coverage comparable to his coverage under our group life insurance plan until the earlier of 36 months or when equivalent coverage is obtained under another group life insurance plan. Mr. Horowitz would also be entitled to reimbursement for outplacement services utilized by him for up to one year following his termination or resignation or in lieu thereof, at his option, be reimbursed the cost of his moving expenses to relocate from Huntsville. In the event that Mr. Horowitz is terminated without cause or resigns for any reason within two years of a change in control (as defined in the Severance Agreement), he would be entitled to an additional lump sum amount equal to the greater of the maximum percentage of annual base salary payable under our bonus plan but not less than eighty-five percent of his base salary for each year that continuing payments are made to him pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of our fiscal year, then for purposes of calculating the first year of the bonus amounts he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to our annual bonus plan for the year in which the termination occurred or the amount to be paid him each of the years he is entitled to be paid the substitute bonus amount.

     The Severance Agreements with each of Messrs. Manning, Weil and Neshan provide that if such officer is terminated for cause or he resigns other than for certain enumerated reasons, he is entitled to only the severance benefits, if any, provided by our standard procedure and practice and payment of his salary through the date of his termination or resignation. The Severance Agreements with Messrs. Manning, Weil and Neshan provide that (i) if such officer is terminated without cause or resigns for any reason within two years following a change in control, he is entitled to three years’ salary (two years for Mr. Neshan) or (ii) if such termination or resignation for any of the enumerated reasons occurs in any other circumstances, he is entitled to two years’ salary plus, in either case, payment for any unused vacation time for that year (payable either in a lump sum or in periodic payments over two or three years, as applicable) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 24 months (36 months (24 months for Mr. Neshan) in the event of a change in control) or the date on which the executive is covered under any other comparable plan. After such medical and disability coverage is exhausted, we will provide Messrs. Manning, Weil and Neshan access to the medical and disability group insurance coverage available to our employees at their expense (based on the amount charged active employees) until they attain the age of sixty-five. The Severance Agreements for Messrs. Manning, Weil and Neshan also provide they are to be reimbursed the cost of maintaining life insurance coverage comparable to the coverage under our group life insurance plan until the earlier of 24 months (36 months (24 months for Mr. Neshan) in the event of a change in control) or when equivalent coverage is obtained under another group life insurance plan. The Severance Agreements with each of Messrs. Manning, Weil and Neshan also provide that, in the event such officer is terminated without cause or resigns for any reason within two years of a change in control, he would be entitled to an additional lump sum amount equal to the greater of the maximum percentage of annual base salary payable to the officer under our bonus plan but no less than forty-five percent of his base salary for each year that continuing payments are made pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of our fiscal year, then he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to our annual bonus plan for the year in which the termination occurred or the amount to be paid the officer for the first of the years he is to be paid a substitute bonus amount. In those circumstances following a change in control, each officer would also be entitled to reimbursement for outplacement services utilized by him for up to one year following termination or resignation.

     In the case of Messrs. Manning and Weil, their Severance Agreements also provide that if they are terminated by Wolverine without cause or resign from employment for any reason within two years following a change in control and they have not qualified for a benefit under the Executive Plan, we will pay them a lump sum cash benefit equal to the actuarial equivalent of a single life annuity payable over their lifetime equal to fifty-five percent of their final average compensation reduced by two and half percent for each year the payment date precedes their normal retirement date and reduced further by benefits under the Retirement Plan, the Restoration Plan and the age 65 Social Security benefit. If Messrs. Manning and Weil are eligible for a benefit under the Executive Plan at the time of such resignation, they shall be entitled to the greater of (i) the foregoing benefit less the benefit provided under the Executive Plan as amended and (ii) the benefit then provided under the Executive Plan as amended as of the date they terminated employment. The special supplemental retirement benefit provided Messrs. Manning and Weil as described in this paragraph is also payable if there is a change in control within a two year period following their termination of employment without cause with such benefit calculated as of the date of their termination of employment.

     The Severance Agreements for each of Messrs. Manning, Weil and Neshan provide that such officer may not compete with Wolverine in the United States for a period of two years from termination of employment while the Severance Agreement for Mr. Horowitz provides that he may not compete with Wolverine in the United States for a period of three years from termination of employment.

     All the above-described Severance Agreements provide that payments made under any change in control provision of any of our compensation or benefit plans which are subject to an “excess parachute payment” tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of our benefit plans also contain change in control provisions.

     As of December 31, 2004, Mr. Deason was also party to a Severance Agreement having terms and conditions substantially similar to those contained in the Severance Agreements of Messrs. Manning and Weil. Upon his retirement on March 31, 2005, Mr. Deason’s Severance Agreement provided that he was entitled to the severance benefits under our general procedures and practices and the employee benefits due to him pursuant to the provisions of the governing plans. Mr. Deason continues to be subject to the non-disclosure, non-solicitation and non-competition restrictions of the Severance Agreement for the applicable terms of those provisions. In addition, on February 10, 2005, we entered into a Consultant Agreement with Mr. Deason, which became effective upon his retirement on March 31, 2005. The Consultant Agreement provides that Mr. Deason will provide up to 55 hours of consulting services during the remainder of 2005 and 2006 in consideration for the amendment of certain option awards held by Mr. Deason to permit vesting thereof as scheduled on April 11, 2005 and May 19, 2005. The Consultant Agreement also provides that Mr. Deason may provide up to an additional 100 hours of consulting services as requested by the Chief Executive Officer, Chief Financial Officer or the Board, at a rate of $100 per hour, in exchange for providing Mr. Deason with retiree medical insurance coverage under our group health plan at the active employee rate. The Consultant Agreement terminates on December 31, 2006, unless extended by mutual agreement.

Compensation Committee Interlocks and Insider Participation

     In 2004, Ms. Neuman and Messrs. Duncan and Hauptfuhrer served on the Compensation Committee. No members of Wolverine’s Compensation Committee, except Mr. Hauptfuhrer, had any relationships which are reportable under this section. For a description of our relationship with Mr. Hauptfuhrer and Wachovia Corporation see “Independence” and “Certain Relationships and Related Transactions” herein.

Compensation Committee Report on Executive Compensation

     Overview. The Compensation Committee has the authority delegated by the Board over Wolverine’s general compensation policies, and in particular the responsibility for setting and administering the policies that govern compensation of Wolverine’s executive officers. The Compensation Committee, which is comprised of three independent directors, evaluates the performance of management and determines the compensation levels for the Chief Executive Officer and those officers that report directly to the Chief Executive Officer, including the Named Executive Officers.

     The objective of the Compensation Committee is to establish policies and programs to attract, retain and motivate key executives, and to serve the financial interests of Wolverine’s stockholders while providing appropriate incentives to its executive officers. The primary elements of executive and senior officer compensation are base salary, annual cash bonus awards, long-term incentive compensation awards, including stock option and restricted stock awards, retirement plans, severance and change in control arrangements, and other benefits and perquisites included in the “Summary Compensation Table” above and the related footnotes. These compensation items are designed to foster achievement of Wolverine’s performance goals (by tying certain of these elements to individual and strategic objectives), align executive and shareholder interests through equity awards, and be competitive within Wolverine’s industry and locations.

     Base salary is based on factors such as the individual executive or senior officer’s level of responsibility and a comparison to similar positions within Wolverine and in comparable companies. Annual cash bonus awards are generally based on Wolverine’s performance measured against the attainment of financial and other objectives established annually by the Board of Directors, and on achieving individual performance objectives. Long-term incentive awards, which are paid in the form of restricted stock and stock option awards, are intended to align the executive or senior officer’s interests with those of the stockholders in promoting Wolverine’s long-term growth, and are determined based on the executive or senior officer’s contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards. Wolverine’s retirement plans consist of the Retirement Plan, the Restoration Plan and the Executive Plan. These retirement plans and Wolverine’s severance arrangements are discussed under “Plans and Arrangements” above. Further information on each of the compensation elements is set forth below.

     Salaries. Base salaries for executive and certain senior officers (other than the Chief Executive Officer) are subject to adjustment annually, following a review by the Chief Executive Officer. In the course of the review, performance of the individual with respect to objectives specific to each person’s position and responsibilities is evaluated, as are any changes in responsibility, as well as salaries for similar positions and levels of responsibility within Wolverine and in comparable companies, such as those discussed under “Compensation Study” below or in previous compensation studies by Wolverine. The specific position objectives for each officer that reports directly to the Chief Executive Officer are set by the Chief Executive Officer, and vary for each executive and for each year. The overall performance of Wolverine is not weighed heavily in the base salary review in contrast with the bonus and long-term incentive components. When all reviews are completed, the Chief Executive Officer presents his recommendation to the Compensation Committee for its review, any adjustments and final approval. Each executive’s situation is reviewed by the Compensation Committee and discussed with the Chief Executive Officer. Executive salary increases for 2004 ranged from 0 — 3%.

     With respect to the Chief Executive Officer, the Compensation Committee reviews and establishes a base salary, which is influenced by feedback and input by the non-employee members of the Board as to their assessment of the Chief Executive Officer’s performance and the Compensation Committee’s expectations as to his future contributions. Competitive compensation data, from the Study defined and discussed below and prior compensation studies, is also a major factor in establishing the Chief Executive Officer’s salary, but no precise formula is applied in considering this data.

     Bonuses. The Compensation Committee believes that the executive officers should be eligible to receive cash bonus awards based upon both individual achievement as well as Wolverine’s financial and strategic performance. Pursuant to Wolverine’s annual management bonus plans, annual cash bonus objectives are based on both sets of criteria. The Board of Directors of Wolverine reviews the business plan, capital expenditure plans and other factors developed by management and then approves company objectives for the year and sets specific targets. The Compensation Committee approves the individual performance objectives recommended by the Chief Executive Officer and then incorporates the individual and company targets into the bonus plans. Threshold targets for the company objectives are developed, one below which no cash bonus based on company performance would be paid, and two additional levels which determine the measures for achieving a bonus as a percentage of base salary. Individual performance factors considered include the attainment of objectives in financial performance, product development, market share, representation of Wolverine at analyst and investor meetings, development of management personnel, succession planning, attainment of individual goals and other considerations.

     Each executive’s bonus is based 50% on attainment of individual objectives and 50% on company objectives. Other than the Chief Executive Officer, bonuses may range from 0% — 70% of base salary, depending on performance. The Chief Executive Officer’s bonus may range from 0% — 110% of base sales depending on performance. The Committee has on occasion exercised discretion to discount a particular bonus amount when it determined that circumstances warrant such adjustment, as in the case of a 20% discount applied to the level two bonus in 2004 based on 2003 performance.

     In measuring individual objectives with respect to the Chief Executive Officer, the Compensation Committee assesses such factors as executive management skills, investor relations, leadership, Wolverine’s performance in the context of market conditions, strategic planning and development, succession planning and, during 2004, improving the equity capital base of Wolverine.

     Long-Term Incentive Awards, Including Stock Options and Restricted Stock Awards. Stock options and restricted stock grants are an integral part of each executive’s or senior officer’s compensation. These equity awards are intended to assist in executive and senior officer retention and align the interests of the executive or senior officer with those of the stockholders by providing a stake in Wolverine. All equity-based awards for management are granted pursuant to Wolverine’s 2003 Equity Incentive Plan. In making grants of equity awards, the Compensation Committee takes into account the total number of shares available for grant under the applicable plan, prior grants outstanding and estimated requirements for future grants. Individual awards take into account peer group comparisons provided by a national compensation consulting firm, the executive or senior officer’s contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards.

     Grants of stock options to participants have been made at fair market value on the date of the grant, vest over a period of three years, and expire after ten years. Restricted stock awards generally vest over a two year period. Stock options provide incentives for retention over the vesting period and for performance which enhances stock price. Restricted stock provides similar incentives while providing a full value award which is less dilutive of the number of shares available.

In determining equity-based awards for the Chief Executive Officer, the Compensation Committee weighs all of the above factors. However, in recognition of the Chief Executive Officer’s critical role in developing strategies for the long-term benefit of Wolverine, awards may be granted that are greater than may be indicated by comparisons of relative salary amounts to other Wolverine executives. Stock options and restricted stock are important elements in attracting and retaining capable executives at all levels, and this is particularly so in the case of the Chief Executive Officer.

     Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility of certain executive officers’ compensation that exceeds $1 million per year and that does not qualify as performance-based compensation as defined in the Code. None of Wolverine’s executive officers have total compensation which exceeds this limit for 2004. The 2003 Equity Incentive Plan includes provisions that would enable the Compensation Committee to structure future executive compensation as performance-based compensation within the meaning of Section 162(m). The Compensation Committee will continue to monitor this issue with a view towards maximizing compliance with Section 162(m) while maintaining the flexibility to provide competitive compensation even if a portion of such compensation is rendered nondeductible by reason of Section 162(m).

     Retirement Plan, Restoration Plan and Executive Plans; Severance Plan. These aspects of compensation discussed under “Plans and Arrangements” above are considered by the Compensation Committee in evaluating total compensation for each individual executive and Wolverine’s overall cost of compensation. Retention, recruitment, incentive, and competitive factors are weighed, in addition to financial measures. The Committee approved the Executive Plan and increased the benefits under the Retirement Plan, Restoration Plan and Severance Plan in 2002 for competitive reasons and in consultation with compensation advisors.

     Other Benefits and Perquisites. These features of compensation likewise are included in the Committee’s overall compensation review. The value of these items are included in the Summary Compensation Table and the related footnotes above. In 2002, after the passage of the Sarbanes-Oxley Act of 2002 (the “Act”), Wolverine suspended paying premiums on split-dollar life insurance in order to review compliance with certain restrictions under the Act. In 2004, the Compensation Committee made the decision, to as near as practical, keep whole the Named Executive Officers, due to any regulatory changes affecting the split-dollar life insurance policies. Due to the fact that a collateral assignment policy could be deemed a loan to the Named Executive Officer and thus prohibited under the Act, the Committee froze the collateral assignment aspects of the program and established a program that bonuses the premiums (and any gross-up to compensate for tax liability) to the Named Executive Officer in order to keep whole the Executive for this benefit.

     Compensation Study. To assist in determining compensation policies, the Compensation Committee from time to time retains management and compensation consulting firms to evaluate Wolverine’s various compensation programs. Additional information on compensation also is derived in the course of recruiting senior executives to Wolverine. During 2004, the Compensation Committee engaged a national compensation consulting firm (the “Firm”) to conduct a study (the “Study”) of Wolverine’s overall executive compensation to assess the recruitment, retention and competitive effects, provide data to support Wolverine’s pay philosophy and assist with the director’s duty to shareholders. The Study included Wolverine’s positions of Chief Executive Officer, the Other Named Executive Officers and the Senior Vice President Sales. The Study incorporated data from two peer groups for comparison, each consisting of more than twenty companies. The following criteria were used to select peer groups from the Firm’s total compensation measurement database and from public company proxy filings: revenues of companies engaged in manufacturing was the primary criteria and additionally, consideration was given to percent of revenues generated outside the United States, asset size and market capitalization. A regression analysis was used to adjust the data to Wolverine’s revenue size. The peer groups’ data was compared to the compensation for the Wolverine positions studied as of April 2004. Wolverine’s compensation components, as a general observation, were in the lower half of the range when compared to the peer group median, except that target bonuses were competitive, although such targets have not paid out historically. The Compensation Committee used such study as one method of testing the appropriateness of executive compensation programs and payments, together with factors such as market capitalization, profitability and others it deemed relevant.

     The Compensation Committee discussed the results and limitations of the Study with the Firm, the Board and members of Wolverine management at length in October 2004. Members of the Compensation Committee, the Executive Committee and other outside directors had several follow-up telephone conversations regarding compensation issues and, in consultation with counsel, gathered additional data from the Firm and other sources. The Committee used the Study in part to set the salary of the Senior Vice President — Finance and Accounting hired late in 2004 to succeed the Chief Financial Officer upon his retirement in early 2005. Additionally, it was used to set salary and bonus ranges for new positions that were established in early 2005 and to make any adjustments appropriate to then current positions and responsibilities. The Committee considered the Study, the additional information reviewed, and the performance of individual executives and Wolverine overall in setting 2005 compensation and may engage advisors or gather additional data as it deems necessary in the future.

     Summary. As it relates to base pay compensation for the Chief Executive Officer and the other Named Executive Officers for 2004, the merit pay increases ranged from 0 — 3%. As to annual bonus awards for 2004, the Compensation Committee awarded bonuses to the Chief Executive Officer and certain of the Named Executive Officers based upon achievement of the individual performance metrics for the specific executive as outlined under Wolverine’s annual bonus program. Bonuses were paid to the Chief Executive Officer and Named Executive Officers under the overall corporate financial performance metrics as established by the Board of Directors for 2004. These performance metrics are in some cases more objectively-based but others are subjective assessments allowing appropriate discretion by the Compensation Committee in considering pay-outs. Some of the performance metrics reviewed by the Compensation Committee included the management of free cash flow during the year, continuing commitment to cost control and efficiency throughout Wolverine, global diversification and market penetration in certain markets, improving the equity base, as well as other relevant criteria. In making its determination to make bonus pay-outs to the Chief Executive Officer and Named Executive Officers, the Compensation Committee took into consideration several macroeconomic factors that negatively impacted Wolverine as well as impacted some of the individual performance metrics, and due consideration was given by the Compensation Committee to such items as the increasing escalation in the price of metals during 2004, especially the price of copper, a weak U.S. dollar against a strong Canadian dollar and market driven cost escalations for natural gas, healthcare and pension expenses. In addition, Mr. Manning’s bonus for 2004 was based on a higher salary amount due to his increased responsibilities during the past three years and the salary comparisons in the Study. Bonuses paid in 2005 for 2004 performance and noted within the Summary Compensation Table of this proxy statement were based on the individual and company performance metrics as partially outlined above for the Chief Executive Officer and Named Executive Officers.

     Based on available information, including the Study, the Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of Wolverine’s stakeholders, that Wolverine’s level of base salaries is generally competitive and the potential pay-out under Wolverine’s bonus program as adjusted from time to time will cause bonus levels to be competitive as well. The Compensation Committee continually reviews Wolverine’s compensation programs to ensure that the overall package is competitive, balanced, and the proper incentives and rewards are provided.

Compensation Committee
John L. Duncan
W. Barnes Hauptfuhrer
Gail O. Neuman

Certain Relationships and Related Transactions

     One of our directors, Mr. W. Barnes Hauptfuhrer, on May 1, 2004, retired from his position as Co-Head of the Corporate and Investment Banking Division and Senior Executive Vice President of Wachovia Corporation, the parent company of First Union Securities, Inc., Wachovia Bank, National Association and First Union National Bank. First Union Securities, Inc., acting under the trade name Wachovia Securities, was one of the initial purchasers of our 10 1/2% Senior Notes (the “2002 Notes”) due 2009, issued on March 27, 2002. Wachovia Bank serves as trustee under the indenture governing the 2002 Notes and is a lender in our $40.0 million revolving credit facility. Wachovia Bank, also serves as indenture trustee for our 7 3/8% Senior Notes due 2008, transfer agent for our Common Stock, and administrator of our stock option plans. We believe that the services performed by these certain subsidiaries of Wachovia Corporation and the compensation we pay to these subsidiaries for such services are on terms comparable for similar transactions of this type with third parties and are otherwise fair to us.

COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the five-year cumulative total stockholder return on the Common Stock since December 31, 1999, with the cumulative total stockholder return of the S&P Industrials Index, the NYSE Composite Index and the Russell 2000 Index, assuming reinvestment of any dividends.

COMPOSITE PRICE CHART

TOTAL CUMULATIVE RETURNS

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Wolverine Tube, Inc.	100.00	84.88	80.35	40.42	44.60	91.40

S&P 500 Industrials	100.00	82.95	72.42	54.62	69.01	74.94

NYSE Composite	100.00	101.01	90.70	72.72	93.66	105.44

Russell 2000	100.00	95.80	96.78	75.90	110.93	129.09

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     The members of the Board, our executive officers and persons who hold more than ten percent of our Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports of beneficial ownership and changes in beneficial ownership of our equity securities and to furnish us with copies of all reports that they file. Based solely on our review of the copies of such reports received by us and written representations from our executive officers and directors, we believe that, for the fiscal year ended December 31, 2004, required reports were timely filed except that Mr. Manning failed to timely file a Form 4 with respect to one transaction involving the surrender of shares of restricted stock in connection with tax withholding upon vesting of restricted stock, and Mr. Morton failed to timely file Form 4s with respect to two transactions involving the sale of Common Stock. Each of these transactions was reported on subsequent Form 4s.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board reviews and approves the scope of the audit performed by our independent auditors and our accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, and operates under a written charter adopted and approved by the Board. The Board has determined that each of the members of the Audit Committee is independent and financially literate under the SEC regulations and the listing standards of the New York Stock Exchange and Ms. Davis and Mr. Evans are audit committee financial experts, within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

     The Audit Committee reviews Wolverine’s financial reporting process on behalf of the Board. In 2004, the Audit Committee, along with management, conducted a formal process, over a period of approximately eight weeks, to select an independent auditor. In August 2004, the Board engaged KPMG LLP (“KPMG”) as independent auditors based upon the recommendation of the Audit Committee (see “Change in Independent Auditors”). Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG our company’s independent auditor for 2004 is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

     In this context, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2004, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as may be modified or supplemented. KPMG has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also concluded the KPMG’s provision of audit and non-audit services to Wolverine and its affiliates is compatible with KPMG’s independence.

     Based on the considerations referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K for 2004 and selected KPMG as the independent auditor for the company for 2005. This report is provided by the following independent directors, who constitute the Audit Committee:

The Audit Committee
Jan K. Ver Hagen
Chris A. Davis
Thomas P. Evans

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

     The Board has selected KPMG as our independent auditors for the fiscal year ending December 31, 2005, and recommends that the stockholders vote for ratification of such appointment. As discussed below, we retained KPMG as our independent auditors during fiscal year 2004 to replace Ernst & Young, LLP (“Ernst & Young”), which had audited our financial statements since 1989. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of Wolverine and its stockholders. Representatives of the firm of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. THE BOARD RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Change in Independent Auditor

     On August 19, 2004, Ernst & Young resigned as the registered public accounting firm of Wolverine.

     The reports of Ernst & Young on Wolverine’s audited consolidated financial statements as of and for each of the years ended December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with Ernst & Young’s audits for the fiscal years ended December 31, 2003 and December 31, 2002, and during the subsequent interim period through August 19, 2004, Wolverine has had no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in their report on Wolverine’s consolidated financial statements for such periods. In addition, during the fiscal years ended December 31, 2002 and 2003, and through August 19, 2004, there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

     Wolverine provided Ernst & Young with a copy of the foregoing disclosures in connection with the filing of Wolverine’s Current Report on Form 8-K/A on August 25, 2004. A copy of Ernst & Young’s letter addressed to the SEC, dated August 25, 2004, stating its agreement with such disclosures is attached as Exhibit 16.1 to that Current Report.

     Also on August 19, 2004, Wolverine engaged KPMG as its registered independent public accounting firm. Wolverine’s decision to engage KPMG was approved by its audit committee and its board of directors. During the years ended December 31, 2002 and 2003, and through August 19, 2004, Wolverine has not consulted with KPMG regarding either (i) the application of accounting principles to a proposed or completed specified transaction or the type of audit opinion that might be rendered on Wolverine’s consolidated financial statements, or (ii) any matter that was either the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Principal Accounting Firm Fees

     Fees (including reimbursement for out-of-pocket expenses) paid to our independent outside audit firms for services in 2004 and 2003 were as follows:

		Audit-
	Audit	Related	Tax Preparation and	Tax Research, and	All Other
2004	Fees	Fees	Compliance Fees	Planning Fees	Fees
KPMG	$965,000	$37,400	$—	$—	$—
Ernst & Young	181,200	52,000	27,000	104,200	—

Total 2004	$1,146,200	$89,400	$27,000	$104,200	—

2003
Ernst & Young	$764,000	$36,000	$171,000	$330,000	$—

     Audit-related fees consisted primarily of retirement and benefit plan audits and consultation concerning accounting and financial reporting. Tax services consisted primarily of compliance and other tax advice regarding special Wolverine projects. The Audit Committee considers the compatibility of non-audit services by its independent outside firm.

Audit Committee’s Pre-Approval Policies and Procedures

     The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy that requires the Audit Committee to pre-approve audit, audit related and tax services provided by Wolverine’s independent outside audit firm. Since May 6, 2003, 100% of such fees have been approved by the Audit Committee. The Audit Committee will review such services and approve only those services that are consistent with the SEC’s rules on auditor independence.

OTHER BUSINESS

     Wolverine knows of no other matters to be submitted at the Annual Meeting. By submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any matter brought before the Annual Meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE NEXT ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in the proxy statement for our 2006 Annual Meeting of Stockholders, such proposal must be received by us at our principal executive offices no later than December *19, 2005. In accordance with the rules of the SEC, we may exclude from the proxy statement any proposals that are not timely. Alternatively, in accordance with our By-laws, any stockholder may bring a proposal directly before the 2006 Annual Meeting of Stockholders if the stockholder (a) is a stockholder of record entitled to vote at the annual meeting and (b) timely submits proper written notice, containing the information and consents required by our By-laws, to our Secretary. In order to be timely, notice of the proposal must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. In the event that we do not publicly announce the date of the annual meeting at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder is timely if received no later than the close of business on the tenth calendar day following the day on which public announcement is first made of the date of the annual meeting.

By Order of the Board of Directors

Dennis J. Horowitz
Chairman and
Chief Executive Officer
April 18, 2005

WOLVERINE TUBE, INC.
200 CLINTON AVENUE WEST, SUITE 1000, HUNTSVILLE, ALABAMA 35801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Wolverine Tube, Inc. (“Wolverine”) hereby appoints Dennis J. Horowitz and Thomas B Sabol, and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Wolverine to be held on Thursday, May 19, 2005 at 8:30 a.m. local time at The Regency Hotel, 540 Park Avenue, New York, New York 10021, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement, dated April 18, 2005, and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals.

1. Election of Directors:

     Nominees: Neuman and Hauptfuhrer

☐	VOTE FOR all nominees listed, except as marked to the contrary above	☐	VOTE WITHHELD for all nominees

INSTRUCTION: TO WITHHOLD YOUR VOTES FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.

2.	Ratify the appointment of KPMG LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2005.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated _______________________________________, 2005
Signature
Signature
Please sign exactly as name (s) appear (s) herein. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership please sign the partnership name by authorized person (s).

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IN THE ENCLOSED ENVELOPE